Exhibit 10.3

Execution Copy

SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of October 23, 2019 (the “Effective Date”) by and between IDEXX Laboratories, Inc., a Delaware corporation (the “Company”), and Jonathan (Jay) Mazelsky (the “Executive”) and amends and restates in its entirety the Amended and Restated Employment Agreement between the Company and the Executive dated as of May 26, 2013.

WHEREAS, the Executive previously served as the Executive Vice President of the Company and currently serves as the Interim President and Chief Executive Officer of the Company;

WHEREAS, the Company desires to continue to employ the Executive as the President and Chief Executive Officer of the Company and wishes to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to continue to be employed by the Company as President and Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the Company and the Executive agree as follows:

1.             Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in each case, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date, and ending on the date that the Executive’s employment is terminated by either party to this Agreement in accordance with Section 3 hereof (the “Employment Period”).

2.            Terms of Employment.

(a)           Position and Duties; Exclusivity.

(i)            During the Employment Period, (A) the Executive shall serve as the Company’s President and Chief Executive Officer, and in such other positions as an officer or director of the Company and its affiliated companies as the Executive and the board of directors of the Company (the “Board”) shall mutually agree from time to time, and shall report directly to the Board. In the Executive’s position as President and Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Board. During the Employment Period, the Executive shall serve also as a member of the Board. The Executive’s principal place of employment shall be the Company’s headquarters, which are currently in Westbrook, Maine. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)           During the Employment Period, the Executive agrees to devote substantially all of the Executive’s business time and attention to the business and affairs of the Company and its affiliated companies, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board, consistent with Section 2(a)(i) hereof. During the Employment Period, the Executive shall use the Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided that the Executive may (A) serve any civic, charitable, educational or professional organization, provided that such service is approved by the Chairman of the Board and the Chair of the Nominating and Governance Committee of the Board (the “N&G Committee”), (B) serve on the board of directors of one (1) for-profit business enterprise (other than the Company), provided that such service is approved by the Chairman of the Board and the Chair of the N&G Committee and (C) manage the Executive’s personal investments, in each case so long as any such activities do not (x) violate the terms of this Agreement (including the terms of the Invention and Non-Disclosure Agreement attached as Exhibit A hereto and the Non-Compete Agreement attached as Exhibit B hereto) or (y) interfere with the Executive’s duties and responsibilities to the Company. For this purpose, the “Chairman of the Board” shall mean the Board’s lead independent director, if any, or the Chair of the Board if he or she is an independent director.

(b)          Compensation.

(i)            Base Salary. During the Employment Period, the Executive shall receive an annual base salary equal to $850,000 (the “Annual Base Salary”), payable in accordance with the Company’s standard payroll policies. During the Employment Period, the Annual Base Salary shall be reviewed in the first quarter of the 2021 calendar year and thereafter at least annually. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and, except as otherwise specified herein, the term the Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

(ii)           Annual Bonus. In addition to Annual Base Salary, for each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as may be determined by the Compensation Committee of the Board (the “Compensation Committee”). The Executive’s target Annual Bonus opportunity for the period beginning on the Effective Date through December 2019 and for each calendar year that ends during the Employment Period thereafter shall equal 125% of the Annual Base Salary in effect as of the end of such calendar year (the “Target Annual Bonus Opportunity”). The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals, set annually by the Compensation Committee, are achieved or exceeded, subject to a cap of 200% of the Target Annual Bonus Opportunity (unless otherwise determined by the Compensation Committee in its discretion), and shall be subject to other such terms as determined by the Compensation Committee in its discretion. The Annual Bonus shall be paid in cash no later than March 15 of the calendar year following the calendar year in which such Annual Bonus is earned; provided, that, the Executive must be employed by the Company on the date of payment to be entitled to receive an Annual Bonus.

(iii)          Incentive Plans; Equity-Based Incentive Awards. During the Employment Period, the Executive shall be entitled to participate in all incentive plans, practices, policies and programs of the Company (including, but not limited to, the Company’s 2018 Stock Incentive Plan (the “2018 Stock Incentive Plan”) or any successor incentive plan adopted by the Company) to the same extent as is applicable generally to other executive officers of the Company. In addition, (i) as soon as practicable following the Effective Date, subject to approval by the Compensation Committee, the Executive shall be granted options to purchase shares of common stock of the Company (“Options”) (x) with a grant date fair value of approximately $2,000,000, and (y) an exercise price that is equal to 110% of the fair market value of one share of the common stock of the Company as of the date of grant (the “Sign-On Equity Grant”), and (ii) in February 2020, subject to approval by the Compensation Committee, the Executive shall be granted an additional equity-based incentive award (the “Additional Equity Grant”) with a grant date fair value of approximately $4,000,000, to be determined and awarded on the same terms and conditions (including the form and mix of award types) as those equity awards to be granted to other executive officers (unless otherwise determined by the Compensation Committee) of the Company in February 2020, in each case, which terms and conditions will be determined by the Compensation Committee. The Sign-On Equity Grant and the Additional Equity Grant will be granted under the 2018 Stock Incentive Plan, and will be subject to the terms thereof, as well as of separate award agreements to be provided to the Executive under separate cover.

(iv)         Welfare Benefit, Savings and Retirement Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit, savings and retirement plans, practices, policies and programs provided by the Company to the extent applicable generally to other executive officers of the Company, as may be in effect from time to time.

(v)          Reimbursement of Business Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company in effect from time to time. Any reimbursements made under this Agreement shall made or provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that such reimbursements are subject to Section 409A, including, as applicable, to the following conditions: (i) the amount of expenses eligible for reimbursement provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive, (ii) the reimbursement of any expense shall be made no later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date), and (iii) the right to reimbursement of an expense shall not be subject to set off, liquidation or exchange for another benefit.

(vi)         PTO. During the Employment Period, the Executive shall be entitled to 26 days’ paid time off (“PTO”) per calendar year in accordance with the plans, policies, programs and practices of the Company in effect from time to time.

3.            Termination of Employment.

(a)          Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Termination Date”); provided, that within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)          Cause. Subject to Section 3(d), the Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)            the Executive’s having engaged in willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such willful misconduct or gross negligence;

(ii)           the Executive’s willful failure or refusal to perform reasonably assigned directives of the Board or to cooperate with an internal investigation being conducted by or at the direction of the Board which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure or refusal;

(iii)          any indictment of the Executive for, any conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, in any case, whether under the laws of the United States or any state thereof or any foreign law to which the Executive may be subject;

(iv)          the Executive’s willful or continued failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Company in its reasonable discretion, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Company written notice of such failure; or

(v)           the Executive’s abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Company in its reasonable discretion.

(c)          Good Reason. Subject to Section 3(d), the Executive’s employment may be terminated by the Executive during the Change of Control Period (as defined below) with Good Reason, or any time during the Employment Period (whether or not during the Change of Control Period) without Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following conditions arising without the consent of the Executive during the Change of Control Period:

(i)            A material diminution in the Executive’s Annual Base Salary or Annual Bonus opportunity;

(ii)           A material diminution in the Executive’s authority, duties, or responsibilities; provided that, for the avoidance of doubt, if at any time, (x) the Executive ceases to be the President and Chief Executive Officer of the Company, the entity surviving any Business Combination (as defined below) (if not the Company), or the Person that ultimately controls the Company or such surviving entity, or (y) if the Executive is required to report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company, then, in each case, a material diminution of the Executive’s authority, duties, or responsibilities shall be deemed to have occurred;

(iii)          A material diminution in the budget over which the Executive retains authority;

(iv)         A material change in the geographic location at which the Executive must perform services; or

(v)          Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services.

(d)          Notice of Termination.

(i)           The Company may terminate the Executive’s employment hereunder other than for Cause, or due to Disability during the Employment Period at any time upon not less than thirty (30) days’ written notice, and the Executive may terminate his employment hereunder for any reason during the Employment Period at any time upon not less than sixty (60) days’ written notice. The Company may terminate the Executive’s employment hereunder for Cause at any time. Any termination by the Company (either for Cause or other than for Cause), or by the Executive for any reason (including for Good Reason), shall be effected by Notice of Termination being provided to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstances in enforcing the Executive’s or the Company’s rights hereunder.

(ii)           Prior to any termination for Cause becoming effective, the Executive shall be entitled to a hearing before the Board at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than fifteen (15) days’ prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitute(s) Cause for termination.

(iii)          Any Notice of Termination for Good Reason must be given to the Company within sixty (60) days of the initial existence of one or more conditions described in Section 3(c)(i) through (v) which the Executive believes constitute(s) Good Reason. In the event that the Executive provides the Company with a Notice of Termination for Good Reason, the Company shall be entitled to a period of thirty (30) days during which it may remedy the condition(s) described in Section 3(c)(i) through (v) giving rise to the alleged Good Reason. Failing such remedy, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such thirty (30) day period. It is intended that termination of employment by an Executive due to one or more of the conditions described in Section 3(c)(i) through (v), pursuant to notice given in accordance with this Section 3(d)(iii), shall be treated as an involuntary separation from service pursuant to the good reason safe harbor set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii).

(e)           Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of the Executive’s receipt of the Notice of Termination or any later date specified by the Company, as the case may be; provided, that this date may be delayed in order to ensure the Company’s compliance with Section 3(d)(ii); (ii) if the Executive’s employment terminated by the Executive for Good Reason, subject to the Executive’s compliance with Section 3(d)(iii) and the Company’s failure to cure as set forth in Section 3(d)(iii), the date of the expiration of the cure period; (iii) if the Executive’s employment is terminated by the Executive other than for Good Reason, the sixtieth (60th) day following the Company’s receipt of the Executive’s Notice of Termination, or any earlier or later date as shall be agreed by the Company; (iv) if the Executive’s employment is terminated by the Company other than for Cause or by reason of Disability or death, the thirtieth (30th) day following the Executive’s receipt of the Notice of Termination or any later date specified by the Company; and (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Termination Date, as the case may be. Whether a Participant has had a termination of employment shall be determined by the Company on the basis of all relevant facts and circumstances with reference to Treasury Regulations Section 1.409A-1(h) regarding a “separation from service” and the default provisions set forth in Treasury Regulation Section 1.409A-1(h)(1)(ii).

4.            Obligations of the Company Upon Termination.

(a)          Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause (other than a termination upon a Change of Control or during the Change of Control Period (each, as defined below), in each case, which shall be subject to Section 5(c) below):

(i)            the Company shall pay to the Executive in a lump sum in cash the following amounts: the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any unused PTO paid out at the per-business-day Annual Base Salary rate, (3) any additional vested benefits in accordance with the applicable terms of applicable Company arrangements, and (4) any unreimbursed expenses in accordance with Section 2(b)(v), the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)           subject, in each case, to Sections 11 and 12 hereof and the Executive’s continued compliance with the covenants and obligations set forth in the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, and the Non-Compete Agreement attached hereto as Exhibit B, the Company shall provide the Executive with:

A.            payment equal to the product of (x) two, multiplied by (y) the Executive’s Annual Base Salary, payable ratably over the twenty-four (24) month period following the Date of Termination (the “Severance Period”);

B.            subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a lump sum cash payment in an amount equal to the employer portion of the costs of continued health benefits for the Executive and his covered dependents (based on the level of coverage in effect as of the Date of Termination) (the “Health Benefits Payment”) for the twenty-four (24) month period following the Date of Termination; provided, however, that if the Company’s provision of the Health Benefits Payment to the Executive under this Section 4(a)(i)(B) would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 4(a)(i)(B) in a manner as is necessary to comply with the PPACA and the Code; provided, further, that nothing herein provided shall be construed to extend the period of time over which COBRA continuation coverage otherwise may be provided to you and/or your dependents in accordance with applicable law; and

C.            for purposes of any equity incentive awards granted to the Executive that remain outstanding on the Date of Termination, and notwithstanding anything to the contrary in the applicable award agreement, the 2018 Stock Incentive Plan (or any predecessor or successor equity compensation plan), or elsewhere, such equity incentive awards that would otherwise be scheduled to vest during the Severance Period shall continue to vest during such period in accordance with the vesting schedule in effect prior to the Date of Termination. In addition (i) any Options that were vested immediately prior to the Date of Termination shall be exercisable for (x) ninety (90) days following the Date of Termination, or (y) twenty-four (24) months following the date of termination if the Executive is “Retirement”-eligible (as defined in the applicable award agreement governing the Options) as of the Date of Termination, and (ii) any Options that vest during the Severance Period pursuant to the foregoing sentence shall be exercisable for ninety (90) days following the conclusion of the Severance Period.

(b)          Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination.

(c)          Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(d)          Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason during the Change of Control Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive the Accrued Obligations. In such cases, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(e)          Time of Payment. Amounts payable under this Section 4 following an Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in Sections 11 or 12.

5.            Change of Control.

(a)          Change of Control Defined. For the purpose of this Agreement, a “Change of Control” shall mean:

(i)           The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (x), (y) and (z) of subsection (iii) of this Section 5(a); or

(ii)          A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (x) had been directors of the Company 24 months prior to such change or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(iii)         Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this Section 5(a)(iii) shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (z) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to Section 409A of the Code, the foregoing event must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(b)          Treatment of Equity Upon a Change of Control. Notwithstanding anything to the contrary in the applicable award agreement, the 2018 Stock Incentive Plan (or any predecessor or successor equity compensation plan), or elsewhere, immediately prior to the consummation of a Change of Control, each then outstanding unvested equity-based incentive award in the Company held by the Executive shall become immediately vested (and fully exercisable, as applicable) with respect to twenty-five percent (25%) of the number of shares of common stock of the Company covered by such equity-based incentive award (rounded down to the nearest whole share).

(c)          Obligations of the Company Upon Termination for Good Reason or Other Than for Cause During the Change of Control Period. If the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason, in each case either upon a Change of Control or within twenty-four (24) months following a Change of Control (the “Change of Control Period”):

(i)            the Company shall pay to the Executive the Accrued Obligations in a lump sum; and

(ii)           subject, in each case, to Sections 11 and 12 hereof, the Company shall provide the Executive with a lump sum payment in cash consisting of:

A.           the amount equal to the product of (x) three, multiplied by (y) the sum of (i) the Annual Base Salary, plus (ii) the Average Annual Bonus. The “Average Annual Bonus” shall be equal to the average of the Annual Bonus paid (or payable) to the Executive for the three (3) prior full calendar years (or, if fewer, the number of full calendar years the Executive was employed by the Company prior to the Date of Termination); provided that if the Executive was not eligible to receive an Annual Bonus for at least one (1) full calendar year during the Employment Term, the Average Annual Bonus shall be the Executive’s Target Annual Bonus for the year in which termination of employment occurs;

B.            the Health Benefits Payment, to cover the employer portion of the costs for the thirty-six (36) month period following the Date of Termination; provided, however, that if the Company’s provision of the Health Benefits Payment to the Executive under this Section 5(c)(ii)(B) would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the PPACA, the parties agree to reform this Section 5(c)(ii)(B) in a manner as is necessary to comply with the PPACA and the Code; provided, further, that nothing herein provided shall be construed to extend the period of time over which COBRA continuation coverage otherwise may be provided to you and/or your dependents in accordance with applicable law;

C.            notwithstanding anything to the contrary in the applicable award agreement, the 2018 Stock Incentive Plan (or any predecessor or successor equity compensation plan), or elsewhere, the immediate vesting (and full exercisability, as applicable) of all then-outstanding unvested equity-based incentive awards in the Company held by the Executive; and

D.            the Company shall timely reimburse the Executive up to $12,500 each year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs incurred in connection with obtaining new employment outside the State of Maine until the earlier of (i) twenty-four (24) months following termination of the Executive’s employment; or (ii) the date the Executive secures full time employment.

(d)          Time of Payment. Amounts payable under Section 5(c) following an Executive’s termination of employment will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in Sections 11 or 12.

6.            Resignation of all Positions. Upon and following the termination of the Executive’s employment with the Company for any reason, if at any time the Board determines in its sole discretion to request that the Executive step down from the his role as a director of the Company and no longer serve in such capacity, the Executive shall promptly tender such resignation as a director of the Company, and if the Executive fails to tender such resignation on a timely basis, the Executive shall be deemed to have resigned, as of the Termination Date. In addition, upon the termination of the Executive’s employment with the Company for any reason and except as expressly set forth above, the Executive shall resign, as of the Termination Date, from all positions the Executive then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its subsidiaries and affiliates. The Executive shall be required to execute such writings as are required, in the sole discretion of the Company, to effectuate the foregoing.

7.            Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.            Full Settlement. In the event of the termination of the Executive’s employment upon a Change of Control or during the Change of Control Period (other than a termination by the Company for Cause), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive (under this Agreement or otherwise) or others. Regardless of the reason for or timing of the Executive’s termination of employment (whether prior to or upon a Change of Control or during or following the Change of Control Period), the Executive shall in no event be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in this agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

9.            Confidential Information; Restrictive Covenants.

(a)          The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive agrees that any breach of the terms of this Section 9 or the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, and the Non-Compete Agreement attached hereto as Exhibit B would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the severance payments and benefits set forth in Sections 4(a)(ii) or 5(c)(ii), as applicable, paid by the Company to the Executive. The terms of this Section 9(a) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 9 and the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, and the Non-Compete Agreement attached hereto as Exhibit B are, in each case, reasonable and necessary to protect the businesses of the Company and its affiliated companies because of the Executive’s access to confidential information and the Executive’s material participation in the operation of such businesses.

(b)          Simultaneously with the execution of this Agreement, the Executive shall execute the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, and the Non-Compete Agreement attached hereto as Exhibit B, which shall be deemed to be incorporated by reference into this Agreement, and effective as of the Effective Date.

(c)           From and after the Effective Date, including at all times following the Date of Termination, (i) the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its affiliated companies, or their respective employees, officers, directors or stockholders, and (ii) the Company shall direct its officers, directors, and other authorized representatives not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

10.          Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

11.          Section 409A Compliance.

(a)           It is intended that each payment or benefit or installment of payments and benefits under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)          If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a Specified Employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination, or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)          For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).

(d)          The terms of this Agreement are intended to comply with or be exempt from Section 409A of the Code and the guidance issued thereunder and shall be interpreted consistently therewith. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

12.          Release. As a condition of receipt of the severance payments and benefits set forth in Sections 4(a)(ii) or 5(c)(ii) of this Agreement, as applicable, the Executive shall be required to sign a release of claims in substantially the form attached hereto as Exhibit C (the “Release”) and to abide by the provisions thereof. The Release contains a release and waiver of any claims the Executive or his or her representatives may have against the Company, any of its affiliated companies, and any of their respective officers, directors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. Payments and benefits under this Agreement will be paid on the sixtieth (60th) day following the Executive’s termination of employment provided the Executive has executed and submitted the Release and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that sixtieth (60th) day. If the Executive fails to so execute or revokes the Release, the Executive will not be entitled to receive any of the severance payments or benefits, the receipt of which is made contingent upon such execution and non-revocation, as set forth in Sections 4(a)(ii) and 5(c)(ii) hereof, as applicable.

13.          Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, read receipt requested, addressed as follows:

If to the Executive:

at the address and e-mail address on file in the Company’s records

If to the Company:

IDEXX Laboratories, Inc.

One Idexx Drive

Westbrook, ME 04092

Attention: Corporate Vice President and Chief Human Resources Officer

E-mail: Gio-Twigge@idexx.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)          The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)           The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at-will” and the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company by written notice to the other, at any time, in which case the Executive shall have no further rights or obligations under this Agreement (other than those set forth in Section 4 and Section 5(c), as applicable). From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, but not limited to, that certain Amended and Restated Executive Employment Agreement by and between the Company and the Executive, dated as of May 26, 2013 and that certain Executive Employment Agreement by and between the Company and the Executive dated as of February 13, 2012 (and the Invention and Non-Disclosure Agreement and Non-Compete Agreement attached thereto, respectively) and supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its affiliates or predecessors with respect to the terms and conditions of the Executive’s employment.

(g)          The Executive agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in the federal and state courts of the State of Maine located in Cumberland County (collectively, the “Selected Courts”) (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any manner permitted by law. The Executive irrevocably waives and agrees not to assert (i) any objection which it may ever have to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts, and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 13(g) is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit, or obviate the rights of the parties to agree to arbitration with respect to any conflicts related to this Agreement or the Executive’s employment hereunder. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(h)          Whenever possible, each provision or portion of any provision of this Agreement, including those contained in the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, and the Non-Compete Agreement attached hereto as Exhibit B, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, and the Non-Compete Agreement attached hereto as Exhibit B, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

(i)           This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Jonathan (Jay) Mazelsky
Jonathan (Jay) Mazelsky

COMPANY:
IDEXX Laboratories, Inc.

By:	/s/ Giovani Twigge
Name: Giovani Twigge
Title: Corporate Vice President and Chief Human Resources Officer

Exhibit A

Invention and Non-Disclosure Agreement

I, Jonathan (Jay) Mazelsky, hereby agree as follows:

1. Inventions and Patents

(a)	I will promptly and fully disclose to IDEXX Laboratories, Inc. (together with its subsidiaries and affiliates, the “Company”) any and all inventions, discoveries, trade secrets and improvements, whether or not patentable or whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I have developed, made, conceived or reduced to practice, or may develop, make, conceive or reduce to practice, during my employment by the Company, either solely or jointly with others (collectively, “Developments”). All such Developments are and shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

(b)	I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings, and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

(c)	I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments, and papers and perform all acts necessary or desired by the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full exclusive benefits and advantages thereof.

(d)	I understand that my obligations under this section will continue after the termination of my employment with the Company and that during my employment I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. I further understand that if the Company does not employ me as an employee at the time I am requested to perform any obligations under the section, I shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

2. Proprietary Information

(a)	I recognize that my relationship with the Company has been and is, and will continue to be, one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and propriety information of the Company and its employment applicants, employees, customers and contractors. I will not at any time, either during my employment with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company or its employment applicants, employees, customers or contractors (collectively, “Proprietary Information”). I understand that notwithstanding the foregoing, nothing in this Invention and Non-Disclosure Agreement prohibits me from reporting to any governmental official or an attorney information concerning a possible violation of law, and that I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided I do so consistent with 18 U.S.C. 1833, as amended.

(b)	By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists, and all employment applicant, employee or customer personal information.

(c)	My undertakings and obligations under this Section 2 will not apply, however, to any Proprietary Information which: (a) is or becomes generally known to the public through no action on my part, (b) is generally disclosed to third parties by the Company without restriction on such third parties, or (c) is required to be disclosed by me within the scope of my duties to the Company.

(d)	Upon termination of my employment with the Company or at any other time upon request, I will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company.

3. Absence of Restrictions Upon Disclosure and Competition

(a)	I hereby represent that, except as I have disclosed in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(b)	I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I have not and will not disclose to the Company or induce the Company to use any confidential and proprietary information or material belonging to any previous employer or others.

4. Other Obligations

I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions, which are made known to me, and to take all action necessary to discharge the obligations of the Company under such agreements.

Miscellaneous

(a)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)	This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c)	This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(d)	No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)	I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)	This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of Maine.

I have read all of the provisions of the IDEXX Invention and Non-Disclosure Agreement and I understand, and agree to, each of such provisions.

Signature of Employee:

Printed Name of Employee:

Date Signed by Employee:

© 2016 IDEXX Laboratories, Inc. All rights reserved.

Exhibit B

Non-Compete Agreement

I, Jonathan (Jay) Mazelsky, hereby agree as follows:

1. Non-Compete

While I continue to be employed by or providing services as a consultant to or director of the Company and for a period of two (2) years after the Date of Termination (as defined in my Second Amended and Restated Executive Employment Agreement with IDEXX Laboratories, Inc., dated as of the date hereof (the “Employment Agreement”)), I will not directly or indirectly:

(a)   Engage (whether for compensation or without compensation) as an individual proprietor, independent contractor, consultant, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), in any business enterprise which competes with the Company in any business area in which the Company is engaged including, but not limited to, the animal and agricultural diagnostic field and the food and environmental testing field; or

(b)  Recruit or otherwise solicit or induce any employee of the Company to terminate their employment with, or otherwise cease their relationships with, the Company; or

(c)   Directly or indirectly induce or solicit (or assist any Person (as defined below) to induce or solicit) any customer, vendor, supplier, or client of the Company to terminate its relationship or otherwise cease doing business in whole or in part with the Company, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company and any of its customers, vendors, suppliers, or clients so as to cause harm to the Company or any of its affiliated companies.

As used herein, “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2. Interpretation

I consider the restrictions against competition set forth in Section 1 to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, I agree that it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3. Miscellaneous

(a)  The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)  This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(c)  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(d)  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)  This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of Maine.

I have read all of the provisions of this IDEXX Non-Compete Agreement and I understand, and agree to, each of such provisions.

Signature of Employee:

Printed Name of Employee:

Date signed by Employee:

Exhibit C

You should consult with an attorney before signing this release of claims.

RELEASE

Capitalized terms used in this release and defined in the Employment Agreement (defined below) shall have the meanings given to such terms under the Employment Agreement.

1.            In consideration of the payments and benefits to be made under the Second Amended and Restated Executive Employment Agreement, dated as of October 23, 2019 (the “Employment Agreement”), by and between Jonathan (Jay) Mazelsky (the “Employee” or “you”) and IDEXX Laboratories, Inc. (the “Company”), its subsidiaries and affiliates (hereinafter collectively referred to as “IDEXX”), the sufficiency of which you acknowledge, by signing this general release of claims (the “Release”), you and your heirs and assigns hereby fully, forever, irrevocably and unconditionally release and discharge IDEXX Laboratories, Inc., its subsidiaries and affiliates, and all of their respective former and current officers, directors, owners, stockholders, affiliates, agents, employees, and attorneys (collectively the “Released Parties”) from, and waive, any and all claims, charges, or actions of any kind which you have ever had or now have through the Release Effective Date (as defined in Paragraph 4.h below), whether known or unknown, against any or all of the Released Parties, arising out of or relating to your employment or termination from employment, including but not limited to claims under the Employment Agreement, claims under any severance plan maintained by IDEXX, claims for discrimination based on race, sex, disability, national origin, age, religion, color, ancestry, marital or family status, pregnancy, sexual orientation, and any other legally protected attribute or status, and including without limitation claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Maine Human Rights Act, and all other applicable state laws, including but not limited to, laws pertaining to wrongful discharge claims, defamation claims, retaliation claims, unpaid wage claims, or other statutory or common law or contract claims. You acknowledge that this release releases the Released Parties in both their corporate and their individual capacities.

Without limiting the above, this Release also constitutes a release of any claims you may have, as of the Release Effective Date, against the Released Parties, pursuant to the Age Discrimination in Employment Act, as amended (which is the federal statute which makes it illegal for an employer to discharge or otherwise discriminate against an employee because of the employee’s age), including any possible claims relating to termination of your employment.

It is the specific intent and purpose of this Release to release and discharge any and all claims and causes of action of any kind or nature whatsoever as aforesaid to the full extent such release is allowed by law, from the beginning of time until the present day, whether such claims and causes of action are known or unknown and whether specifically mentioned or not. You acknowledge that you are aware that statutes exist that render null and void releases and discharges of claims and causes of actions that are unknown to the releasing or discharging party at the time of execution of the release and discharge. You hereby expressly waive, surrender and agree to forego any protection to which you would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including, but not limited to, the State of Maine.

1

You agree not only to release and discharge the Released Parties from any and all claims against the Released Parties that you could make on your own behalf, but also those which may have been or may be made by any other person or organization on your behalf.

You specifically waive any right to become, and promise not to become, a party to any case or proceeding or a member of any class in a case or proceeding in which any claim or claims are asserted against the Released Parties involving any event which has occurred as of the Date of Termination. If you are asserted to be a member of a class in a case or proceeding against the Released Parties involving any events occurring prior to or as of the Release Effective Date, you shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. You agree that this Release is, will constitute and may be pleaded as a bar to any such case or proceeding. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Released Parties and that you do not intend to bring any lawsuits, claims or actions on your own behalf or on behalf of any other person or entity against any Released Party.

2.	Exceptions to the Release. Notwithstanding the Release set forth above in Paragraph 1, this Release is not a waiver by you of (1) any right or claim that may arise after the Release Effective Date, (2) any right or claim to unemployment compensation, (3) any vested retirement and profit sharing benefits for which you are eligible in accordance with the terms of the respective employee benefit plans, (4) your right to indemnification from the Company under the certificate of incorporation or bylaws of the Company and in accordance with applicable law, (4) the Accrued Obligations, (5) any rights you may have as a holder of Company common stock or equity-based incentive awards, or (6) any rights under to severance payments or benefits, as applicable, under Section 4(a) or 5(c) of the Employment Agreement, as applicable, or that may not be released by law. This is also not a waiver of any claim you may have for workers’ compensation benefits although you hereby represent to IDEXX that you do not know of any such claims and that you do not believe that you have any workplace injury relating to your employment with IDEXX. Further, nothing in this Release or the Employment Agreement (and any exhibits thereto) will be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency acting as an EEOC referral agency to enforce employment discrimination laws. Signing this Release will not interfere with your right to file a charge or participate in an investigation or proceeding conducted by the EEOC or the state or local agency as long as you do not seek or accept any damages, remedies, or other relief for yourself personally, which you promise not to do, and any right to which you specifically waive. You understand that unless a court invalidates this Release, you have no right to recover damages against the Released Parties for your claims. Notwithstanding anything to the contrary contained herein, no provision of this Release or the Employment Agreement (or any exhibits thereto) shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making any other disclosures under the whistleblower provisions of United States federal law or regulation. You do not need the prior authorization of IDEXX to make any such reports or disclosures and you shall not be required to notify IDEXX that such reports or disclosures have been made.

2

3.            No Admissions. Nothing contained herein shall be construed as an admission by IDEXX of any liability or unlawful conduct whatsoever. You agree and understand that the severance payments and benefits provided pursuant to Section 4(a) or 5(c) as applicable, of the Employment Agreement are provided solely in consideration of your execution of this Release and your obligations under the Ancillary Agreements, and that the payments and benefits are sufficient consideration for the Release.

4.            Knowing Consent to Release. By signing below you understand and agree that:

a.	You have the option to take a full [twenty-one (21)] days from [●], the date the Release was provided to you by IDEXX, within which to consider this Release before executing it. If you sign this Release sooner than [twenty-one (21)] days from when it was provided to you, you do so with the understanding that you could have taken the entire [twenty-one (21)]-day period to review this Release.

b.	You have carefully read and fully understand all of the provisions of this Release.

c.	You are, through this Release, releasing the Released Parties from any and all claims you may have against the Released Parties.

d.	You knowingly and voluntarily agree to all of the terms set forth in this Release.

e.	You knowingly and voluntarily intend to be legally bound by the same.

f.	You have been advised in writing to consider the terms of this Release and consult with an attorney of your choice prior to executing this Release.

g.	You acknowledge that the consideration set forth in the Section 4(a) or 5(c), as applicable, of the Employment Agreement is above and beyond anything you might otherwise be entitled to receive.

h.	You have a full seven (7) days after executing this Release to revoke this Release by delivering written notice of revocation to the Company’s Chief Human Resources Officer, and are hereby advised in writing that this Release shall not become effective or enforceable until the revocation period has expired. If the Release is not revoked, it shall become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “Release Effective Date”). In case of revocation, the obligations of each party to this Release shall become null and void.

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5.            Choice of Law. This Release shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. You further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Release and the Employment Agreement (including all exhibits thereto) shall be in a state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. In addition, you waive any right to challenge in another court any judgment entered by such Cumberland County court or to assert that any action instituted by IDEXX in any such court is in the improper venue or should be transferred to a more convenient forum. In addition, you and IDEXX also waive any right you or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

6.            Miscellaneous.

(j)	No delay or omission by IDEXX in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by IDEXX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(k)	The captions of the sections of this Release are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Release.

(l)	In case any provision of this Release shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(m)	Nothing in this Release precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

(n)	By signing this Release, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers) or that might result in liability to IDEXX.

(o)	This Release may not be altered, amended or modified except in writing signed by both IDEXX and you.

(p)	If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify this Release so that, once modified, this Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

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7.            Complete Agreement. This Release and the Employment Agreement (and all exhibits thereto) constitute the complete understanding between you and IDEXX with respect to your separation from employment, and this Release supersedes all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof.

8.            Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes.

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Please sign and return a complete copy of this Release to the Company’s Chief Human Resources Officer, indicating your agreement to all of the terms of the Release. This Release shall expire if not signed by you and returned to the Company’s Chief Human Resources Officer by no later than the close of business on [●].

IDEXX

By:	Date:
Title:

You have been advised that at least [twenty-one (21)] calendar days will be provided for the review of this Release, and to consult with an attorney prior to the execution of this Release.

You represent and agree that you have carefully read and fully understand all of the provisions of this Release and that you have voluntarily entered into this Release.

Accepted and Agreed To:

Jonathan (Jay) Mazelsky	Date: